Exhibit 2




                                    FORM OF

                            SHAREHOLDERS AGREEMENT

                  Made and executed as of the _______________

                                by and between

                  N.D.R.L Investments (1998) Ltd., a private limited company organized under the laws of Israel, whose registered office is situated at 2 Kaufman Street, Tel Aviv (hereinafter "NDRL") and Nichsei Adinoam Ltd., a private limited company organized under the laws of Israel, whose registered office is situated at 2 Kaufman Street, Tel Aviv (hereinafter "Nichsei Adinoam"), Noam Lautman of 34 Harav Amiel St. Tel Aviv (hereinafter "Noam") and Dov Lautman of 14 Openheimer St., Tel Aviv (hereinafter "Lautman") (hereinafter jointly and severally, "the Lautman Group"), of the first part
                                      and

                  GMM Capital LLC, a Delaware limited liability company (hereinafter "GMM"), and Isaac Dabah (hereinafter "Dabah") (hereinafter jointly and severally, "the Dabah Group" and collectively with the Lautman Group, the "Parties")

                                                             of the second part

WHEREAS the Parties are shareholders in Delta Galil Industries Limited (hereinafter referred to as "the Company" or "Delta Galil"); and

WHEREAS the issued share capital of the Company is NIS 19,947,849 divided into 19,947,849 Ordinary Shares of a nominal value of NIS 1 each (hereinafter "Shares") of which 1,206,802 are held by Delta Galil as treasury stock; and

WHEREAS On the date hereof, GMM holds, beneficially and of record, 4,256,537 Shares acquired from Sara Lee International Corporation (hereinafter, "SLIC"); and

WHEREAS On the date hereof, NDRL and Nichsei Adinoam hold beneficially and of record (in the aggregate) 4,644,993 Shares; and

WHEREAS The Lautman Group and GMM wish to coordinate the exercise of their rights as shareholders in the Company, in accordance with and subject to the terms and conditions specified hereinafter; and

WHEREAS in accordance with the Shareholders' Agreement dated December 31,1998 between certain members of the Lautman Group, Sara Lee Corporation and SLIC, GMM has become a party to that agreement (hereinafter the "Existing Shareholders' Agreement"); and

WHEREAS GMM and the Lautman Group have agreed to amend and restate the Existing Shareholders' Agreement in accordance with the terms and provisions contained herein (as so amended and restated, this "Agreement");

WHEREAS Dabah agrees to guarantee in favor of The Lautman Group the performance by Dabah of all of GMM's obligations under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and subject to the terms and conditions set forth herein, the Parties hereto agree as follows:

1.   Representations and Warranties of the Lautman Group

     (a) Each of the members of the Lautman Group is duly organized, validly existing, and in good standing under the laws of Israel.

     (b) Each of the members of the Lautman Group has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the members of the Lautman Group and constitutes the valid and legally binding obligation of each of the members of the Lautman Group, enforceable in accordance with its terms and conditions. Each of the members of the Lautman Group need not give any notice, make any filing, or obtain any authorization, consent, exemption, waiver or approval from any third party in order to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

     (c) Neither the execution, delivery nor the performance by each of the members of the Lautman Group of this Agreement, nor the consummation of the transactions contemplated hereby, will:

          (1) violate or conflict with (i) any law or other restriction of any governmental entity to which such member of the Lautman Group is subject or (ii) any provision of its Memorandum of Association and Articles; or

          (2) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the such member of the Lautman Group is a party or by which it is bound or to which any of its assets is subject.

     (d) Except as expressly set forth in this Section, none of the members of the Lautman Group makes any representation or warranty, express or implied, at law or in equity, in respect of itself or Delta Galil or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

2.   Representations and Warranties of GMM

     (a) GMM is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. The sole shareholder of GMM is a Trust, the beneficiaries of which are the children of Ivette and Isaac Dabah and the Trustees of which are Ivette and Isaac Dabah.

     (b) GMM has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by GMM and constitutes the valid and legally binding obligation of GMM, enforceable in accordance with its terms and conditions. GMM need not give any notice, make any filing, or obtain any authorization, consent, exemption, waiver or approval from any government or governmental entity in order to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

     (c) Neither the execution, delivery nor the performance by GMM of this Agreement, nor the consummation of the transactions contemplated hereby, will:

          (1) violate or conflict with any law or other restriction of any governmental entity to which GMM is subject or any provision of its certificate of formation or limited liability company agreement; or

          (2) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which GMM is a party or by which it is bound or to which any of its assets is subject.

     (d) Except as expressly set forth in this Section, GMM does not make any representation or warranty, express or implied, at law or in equity, in respect of itself or its affiliates or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

3.   Board Representation and Chief Executives

     Each of the Lautman Group and each of the Dabah Group hereby agrees and undertakes, during the term of this Agreement, to exercise all rights and powers available to them by virtue of their shareholdings in the Company to procure that:

     (a) GMM shall be entitled to nominate Directors on the Board of Directors of the Company (hereinafter "the Board") in a number not exceeding the number of Directors of the Board, as changed from time to time (excluding the Outside Directors, as required under the Israeli Companies Law) multiplied by 0.3, with fractions resulting from such calculation rounded up to the next whole number; and the rest of the Directors shall be nominated by the Lautman Group.

     (b) At least one of the Directors nominated by GMM as aforesaid shall be a member of the Balance Sheet Committee of the Board and, at GMM's request, of any other Committee of the Board in respect of which such request has been made.

     (c) If at any time GMM shall in writing indicate that it wishes another person or persons to be a Director or Directors in place of the Director or Directors appointed upon GMM's nomination as aforesaid, such person or persons shall be appointed in place of the Director or Directors appointed as aforesaid.

     (d) If at any time the Lautman Group shall in writing indicate that it wishes another person or persons to be a Director or Directors in place of the Director or Directors appointed upon the Lautman Group's nomination as aforesaid, such person or persons shall be appointed in place of the Director or Directors appointed as aforesaid.

     (e) The Company shall not, during the term of this Agreement, issue, allot or grant options over or conversion rights into its unissued share capital: (i) unless with the prior written consent of GMM or
          (ii) unless within the framework of a pro rata distribution of fully paid-up bonus shares.

     (f) New appointments of a Chief Executive of the Company shall be made with the written consent of GMM, which consent shall not be unreasonably withheld.

     (g) The prior approval of GMM and of the Lautman Group shall be required for actions by Delta Galil or its subsidiaries with respect to (i) acquisitions, dispositions or licenses of assets or businesses, other than in the ordinary course of business consistent with past practice, in a transaction or series of related transactions involving consideration with a value of more than 5% of the total consolidated assets of Delta Galil, (ii) public issuances or private placements of bonds or similar debt securities or the payment of dividends in any fiscal year, in a transaction or series of related transactions, in either case in excess of 5% of the total consolidated assets of Delta Galil, (iii) the approval of the annual capital expenditure budget of Delta Galil and any material modification thereof, if the aggregate amount contemplated by such capital expenditure budget to be spent in 2006 exceeds the aggregate amount of depreciation expense for 2005, or if the aggregate amount contemplated by such capital expenditure budget to be spent in any fiscal year starting of 2007 onwards, exceeds by more than 10%, the aggregate amount of depreciation expense for the immediately preceding fiscal year, and (iv) any merger, consolidation, recapitalization or equivalent transaction involving Delta Galil (other than any such merger or consolidation solely between Delta Galil and one or more of its subsidiaries or solely between the subsidiaries of Delta Galil, provided that the equity securities of Delta Galil are unaffected thereby) or the commencement of any bankruptcy or insolvency proceedings or liquidation or winding up of Delta Galil.

     (h) The approval of the annual operating budget of Delta Galil and any material modification thereof shall require the approval of a majority of the Board of Directors of Delta Galil.

4. The Lautman Group shall cause Isaac Dabah and GMM`s director designees to be appointed to the Board of Directors of Delta Galil as soon as practicable following the execution of this Agreement and the resignation from the Board of Directors of Delta Galil of the directors designated by Sara Lee International Corporation and Sara Lee Corporation, and for so long as he serves on the Board of Directors, Isaac Dabah shall have the title of non-executive Deputy Chairman of the Board of Directors.

5.   Rights of First Refusal; Requirements Concerning the Disposal of Shares

Any transfer of Shares held by the Parties on the date hereof (subject to Section 16(f)) shall be subject to the following:

a) Any Party proposing to transfer all or any of its Shares of the Company (the "Offeror") shall notify the other Party in writing offering to sell such Shares to such other Party (the "Offer"), which notice shall state
     (i) the number of such Shares proposed to be transferred (the "Offered Shares"), (ii) the name of the proposed purchaser thereof (except with respect to sales of shares on the TASE or NASDAQ) and (iii) the terms of the proposed transfer and the transferring Party's bona fide intention to transfer the Shares on such terms. If the Offeror submits an Offer to sell the Offered Shares on the TASE (or NASDAQ), then the price of the Offer will be three percent (3%) below the weighted average of the closing market price of the Shares on the TASE (or NASDAQ, as the case may be) during the three (3) trading days immediately preceding the date of the Offer (the "Average Price").

b) The other Party may accept such Offer in respect of all but not less than all of the Offered Shares, by giving a written notice to that effect to the Offeror (hereinafter the "Purchase Notice") within forty-five (45) days after being served with the Offer with respect to an Offer that is not by way of a sale on the TASE or NASDAQ, and within two (2) business days, with respect to a proposed sale on the TASE or NASDAQ (the "Offer Notice Period").

c) The delivery to the Offeror of the Purchase Notice as aforesaid will be deemed to constitute a binding agreement between the Offeror and the other Party as to the purchase of the Offered Shares, free and clear of any liens or other encumbrances, at the price and on the terms set forth in the Offer.

d) The other Party shall pay the relevant price of the Offered Shares within twenty-one (21) days from the receipt of the Purchase Notice (or on a later date, if such date is specified in the Offer), or if the Offeror submits an Offer to sell the Offered Shares on the TASE (or NASDAQ), then the price of the Offer shall be paid immediately, in each case against receipt of a duly executed Share Transfer Deed (or Deeds) and Share certificates (as appropriate) for the Offered Shares.

e) If the other Party fails to notify the Offeror in writing of the acceptance of the Offer within the Offer Notice Period, the other Party will be deemed to have rejected the Offer and the Offeror may sell, to the person named as the purchaser in the Offer, the Offered Shares at a price and on terms which are not less favorable to the Offeror than those of the Offer, during a forty-five (45) day period following the expiry of the Offer Notice Period. If the Offer was to sell the Offered Shares on the TASE (or NASDAQ), then there will be no limitation as to the price of the Shares to be sold and the other party shall have the right to sell the same amount of Shares on the TASE (or NASDAQ) within the same 45 day period, without being subject to the Right of First Refusal as specified in this Section 5. If the Offeror fails to sell the Offered Shares under those terms during the forty-five (45) day period, the right of the Offeror to sell the Offered Shares will again be subject to the Right of First Refusal as specified in Section 5 (a) above. Notwithstanding the foregoing, in the event of any sale that is to be made on the TASE (or NASDAQ), if the per share price of the Shares at or prior to the time of such sale declines by more than 15% from the Average Price set forth in the Offer, then the Offeror will be required to either (i) again comply with the provisions of Sections 5(a)-(d) above prior to effecting the sale of such Shares pursuant to Section 5(e) or (ii) withdraw its Offer and not sell its Shares pursuant to this Section 5(e).

f) Notwithstanding anything to the contrary contained herein, each of the Parties may transfer, sell or otherwise assign any of its Shares to: (i) such Party's spouse, siblings, ancestors, and descendents (whether natural or adopted), any spouses of such siblings, ancestors or descendants ("Relatives"), or any trust for the benefit of such Shareholder or any of the foregoing; provided however that such person or trust agrees in writing to be bound by the terms of this Agreement; (ii) a person or entity that Controls or is Controlled by such shareholder or any of their Relatives; (iii) in the case of a transfer by a limited partnership, to any of its limited partners or general partners on the date of execution of this Agreement in the same proportion as their ownership interest in the limited partnership, or to an affiliated limited partnership managed by the same management company on the date of execution of this Agreement or to the partners thereof on the date of execution of this Agreement in the same proportion as their ownership interest in the affiliated limited partnership; (iv) in the case of a body corporate, to its shareholders on the date of execution of this Agreement and their Relatives in the same proportion as their ownership interest on the date of execution of this Agreement in the body corporate; (v) with respect to any member of the Lautman Group to any other member of the Lautman Group; (vi) with respect to GMM, one transfer of up to ten percent (10%) of its total shareholding in the Company on the date hereof to third parties designated by GMM: (vii) a transfer by any Party of not more than 200,000 shares in any twelve (12) month period; or (viii) a transfer by any Party of any shares to a recognized charitable organization (each, a "Permitted Transferee"), provided that, in each case referred to in subsections (i) - (v) of this paragraph above, concurrently with such transfer, such Permitted Transferee shall agree in writing to assume all the obligations of such transferring Party under this Agreement and provided further that, in each case referred to in subsections (i) - (v), Lautman, GMM and Dabah, as the case may be, shall continue to guarantee the performance of the obligations hereunder by such Permitted Transferee. For the purpose of this clause, "Control" shall mean holding of 70% or more of the outstanding issued share capital (or other voting securities) of the relevant entity.

g) Notwithstanding the aforesaid, any pledge of the Shares to a creditor of a Party, and in the event Shares are sold by or on behalf of a creditor of a Party, such sale will not be subject to these right of first refusal provisions, provided, however, that the said creditor is a bank, insurance company or other financial institution and the credit was granted to the said Party for acquiring the Shares which are sold by the bank, insurance company or other financial institution.

6. No sale or transfer under Section 5 (e) above, other than sale of Shares to the public on the TASE or on NASDAQ in accordance with Section 5 above, to any third party shall be permitted or of any effect unless and until the proposed purchaser or transferee referred to therein undertakes in writing towards the other parties to this Agreement, in the event that the Offeror shall have sold or transferred as aforesaid all the Shares held by it in the Company, to be bound by all the provisions of this Agreement as if it were a party hereto in place of the Offeror; in the event that the Offeror shall have sold or transferred as aforesaid a part of the Shares held by it in the Company then each of them is to be bound as aforesaid as regards the Shares held by it in the Company. For the avoidance of doubt it is hereby clarified that once a party hereunder has sold all of its Shares in the Company in accordance with Section 5 above, such party shall be released from all obligations arising hereunder after the date of such sale.

7. Any transfer of the Control in any entity which holds, directly or indirectly, Shares in Delta Galil to any party which is not a Permitted Transferee referred to in subsections (i) - (v) of Section 5 (f) of this Agreement shall be deemed to be a transfer of the Shares of Delta Galil held by such entity, and will be subject to the Right of First Refusal specified in section 5 of this Agreement. In such event, the said Party shall be obligated to send to the other Party, prior to the transfer of Control, an Offer with respect to the Shares held by such Party which will be subject to all the terms applied with respect to an Offer that is not by way of a sale on the TASE or NASDAQ, provided that the price in respect of such Shares shall be deemed to be the weighted average of the closing market price of the Shares on the TASE during the three (3) trading days immediately preceding the date of the Offer.

8.   Duration

     (a) This Agreement shall continue in full force and effect until the first date of the following dates, in which event this Agreement shall cease to have any further force or effect:

          (1) The date on which GMM (together with its Permitted Transferees of the type referred to in clauses (i)-(v) of Section 5(f)) cease to hold shares of the Company in aggregate conferring on them at least ten percent (10%) of the equity rights in the Company; provided, however, that the Lautman Group shall exercise all rights and powers available to it by virtue of its shareholdings in the Company to procure that Dabah, personally, shall be entitled to be nominated as a Director to the Board, as long as GMM holds Shares in the Company, or

          (2) the date on which the Lautman Group (together with its Permitted Transferees of the type referred to in clauses
               (i)-(v) of Section 5(f)) cease to hold shares of the Company in aggregate conferring on them at least ten percent (10%) of the equity rights in the Company; provided, however, that GMM (together with its Permitted Transferees of the type referred to in clauses (i)-(v) of Section 5(f)) shall then hold shares of the Company in aggregate conferring on them at least 2.5 times the then holdings of the Lautman Group (together with its Permitted Transferees of the type referred to in clauses
               (i)-(v) of Section 5(f)) in the Company; and further provided, that GMM shall exercise all rights and powers available to it by virtue of its shareholdings in the Company to procure that The Lautman Group shall be entitled to nominate one Director to the Board, as long as any member of the Lautman Group holds Shares in the Company,

     (b) Notwithstanding the provisions of Sections 3(a) and 3(c) above, the Lautman Group shall have the right to object to the appointment of a director nominated by any successor to GMM's interest in the Shares other than GMM and its Permitted Transferees, or an entity directly or indirectly controlled by it, provided such objection is made on reasonable grounds.

9.   Non-Competition

     Without derogating from any applicable Law, for so long as Dabah or Lautman (or their respective designees) continue to serve on the Board of Directors of the Company, such Party shall not, directly or indirectly, engage or participate in any business that is principally engaged in the manufacture or sale of intimate apparel, Men's underwear or socks which, directly or indirectly, competes with the Company in the categories of intimate apparel, Men's underwear or socks; provided, however, that nothing in this Section 9 shall restrict either Party from holding any debt or equity interest in any entity, so long as such Party is not an executive officer of such entity.

10.  Guarantee of GMM's Obligations

     Isaac Dabah hereby guarantees the performance by GMM of all its obligations hereunder. For the avoidance of doubt, Dabah's said guarantee shall expire on the date on which GMM shall be released of all obligations under this Agreement or such obligations shall have otherwise terminated in accordance with the terms of this Agreement.

11.  No Partnership

     Nothing herein contained shall be construed or deemed to constitute a partnership between the parties and save as expressly set out herein none of them shall have any authority to bind the others in any way.

12.  Successors and Assignment

     This Agreement shall be binding on, and enforceable against, and shall inure to the benefit of, the personal representatives of, and other successors in title to, each of the parties hereto. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

13.  Waiver and Forbearance

     No rights of any party shall be prejudiced or restricted by any indulgence or forbearance to any other party or parties and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

14.  Governing Law and Competent Court

     The construction, validity and performance of this Agreement shall be governed by the Laws of the State of Israel, and the competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Agreement.

15.  Conflict of Terms

     In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company's Memorandum and Articles of Association, the terms of this Agreement shall prevail as between the parties hereto.

16.  Miscellaneous

     (a) Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. This Agreement shall replace the Existing Shareholders Agreement.

     (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (c) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) Amendments. No modification or amendment of this Agreement may be made except by an instrument in writing, signed by all the parties hereto.

     (e) Exercise of Rights by Lautman. Any right granted under this Agreement to Lautman may be exercised by any member of the Lautman Group for so long as such member of the Lautman Group is Controlled by Lautman or by any of his Relatives.

     (f) Non-Applicability of Agreement to Certain Shares. Notwithstanding anything herein to the contrary, the provisions of Section 5 of this Agreement shall not apply to any Shares owned or acquired by GMM or its Permitted Transferees other than the Shares acquired by GMM from SLIC.

17.  Notices

     Any notices or communications required or permitted hereunder shall be deemed sufficiently given by any of the parties hereto to the other party of such notice or communication is in writing and delivered personally or sent by registered mail or by facsimile, as follows:

     If to the Lautman Group, to it as follows:

     Dov Lautman
     2 Kaufman Street
     Tel-Aviv 68012
     Israel
     (Tel:  03-5193636)
     (Fax: 03-5193790)

     With a simultaneous copy to:
     I. Amihud Ben-Porath, Hamou & co. Law Offices
     148 Derech Menachem Begin
     Tel Aviv
     Att. Shmuel Hamou, Adv.
     Fax: (03) 6061606

     If to GMM, as follows:

     GMM Capital LLC
     689 Fifth Avenue
     14th Floor
     New York, NY  10022
     Tel: (212) 688-8288
     Fax:

     With a simultaneous copy to:
     Shiboleth, Yisraeli, Roberts & Zisman
     46 Montefiore Street,
     Tel Aviv
     Att. Richard M. Roberts, Adv.
     Tel: (03) 7103326
     Fax: (03) 7103322
     Email: R.Roberts@shibolet.com

     The above addresses shall also be respectively the addresses of the parties hereto for service of legal documents of any kind.

     Either party shall, from time to time, be entitled by notice in writing to the other parties hereto, to change its aforesaid address to another address, such notice shall come in to effect upon receipt thereof by the other parties.

AS WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


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N.D.R.L. INVESTMENTS (1998) LTD.                  GMM Capital LLC


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NICHSEI ADINOAM LTD.                              ISAAC DABAH


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NOAM LAUTMAN


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DOV LAUTMAN